EXHIBIT 10.36

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

                                    , Grantee:

On the          day of                      (the “Grant Date”), Health Care Property Investors, Inc., a Maryland corporation (the “Company”), pursuant to the Health Care Property Investors, Inc. 2000 Stock Incentive Plan, as amended and/or restated from time to time (the “Plan”), has granted to you, the Grantee named above,                      performance restricted stock units (the “Units”) with respect to                      shares of Common Stock on the terms and conditions set forth in this Performance Restricted Stock Unit Agreement (this “Agreement”) and the Plan. The Units are subject to adjustment as provided in Section 11(a) of the Plan. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Plan. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) is the administrator of the Plan for purposes of your Units.

I. Forfeiture of Units.

(a) Forfeiture Based Upon Company Performance. Your Units are subject to forfeiture if the Company’s Funds From Operations Per Share for the 2004 calendar year (the “Performance Period”) is less than $            . If the Company’s Funds From Operations Per Share for the Performance Period is less than $            , the aggregate percentage of Units that you will forfeit will be determined in accordance with Exhibit A hereto. For purposes of this Agreement, “Funds From Operations Per Share” means the Company’s funds from operations per share during the Performance Period, as prescribed by the National Association of Real Estate Investment Trusts (NAREIT) as in effect on the first day of the Performance Period, and shall be calculated on a fully diluted basis using the weighted average of diluted shares of Common Stock outstanding during the Performance Period. Funds From Operations Per Share shall be calculated before taking into account any charges incurred by the Company with respect to the Performance Period for (i) amounts paid in connection with the settlement of disputes with employees or former employees regarding their employment or former employment with the Company or the payment of severance benefits and (ii) impairment. The determination as to whether the Company has attained the performance goals with respect to the Performance Period shall be made by the Committee acting in good faith and based upon the Company’s audited financial statements. The Committee’s determination regarding whether the Company has attained the performance goals shall be made no later than 120 days following the end of the Performance Period. Your Units shall not vest in accordance with Section 2 unless and until the Company has achieved the performance goals with respect to the Performance Period, as required by Section 162(m) of the Code and the regulations promulgated thereunder.

(b) Termination due to Retirement during the Performance Period.

(i) Your Units will remain outstanding during the remainder of the Performance Period and will be subject to forfeiture in the manner set forth in subsection (a) upon completion of the Performance Period if, prior to the completion of the Performance

Period, your employment with the Company is terminated as a result of your Retirement. In the event of any such termination of employment during the Performance Period, any Units not forfeited pursuant to subsection (a) shall fully vest as of the first day following the completion of the Performance Period.

(c) Change in Control during the Performance Period.

(i) Your Units will remain outstanding during the remainder of the Performance Period and will be subject to forfeiture in the manner set forth in subsection (a) in the event of a Change in Control occurring during the Performance Period. In such event, any Units not forfeited pursuant to subsection (a) shall fully vest as of the first day following the completion of the Performance Period; provided, however, that except as otherwise provided in any change in control or other agreement with the Company, your Units shall not be so vested if and to the extent the Units are, in connection with the Change in Control, either to be assumed by the successor or survivor corporation (or parent thereof) or to be replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent thereof), in each case appropriately adjusted. The determination of comparability of rights shall be made by the Committee in good faith. The Committee may adopt provisions to ensure that any such acceleration shall be conditioned upon the consummation of the contemplated Change in Control.

(ii) Notwithstanding the foregoing, the Committee may, in its sole and absolute discretion, take action to fully vest your Units immediately prior to, and subject to the consummation of, a Change in Control occurring during the Performance Period. Any Units that become vested in accordance with this subsection (c)(ii) shall not be subject to forfeiture in the manner set forth in subsection (a).

(d) Forfeiture of Units Upon Certain Terminations of Employment. If at any time during the Performance Period, your employment with the Company is terminated (i) by the Company, or (ii) by you, excluding any termination by reason of your Retirement, death or Disability, all of your Units shall be automatically forfeited and cancelled in full effective as of such termination of employment and this Agreement shall be null and void and of no further force and effect.

II. Vesting.

(a) Vesting of Non-Forfeited Units. You will have no further rights with respect to any Units that are forfeited in accordance with Section I. Subject to the terms and conditions of this Agreement, your Units that (i) are not forfeited in accordance with Section I and (ii) do not otherwise vest in accordance with Section I, if any, shall vest in accordance with the following schedule, subject to your continuous service to the Company until the applicable vesting date. (Vesting amounts pursuant to the following schedule are cumulative.)

Tranche	Percentage of Non-Forfeited Units that vest (number of Units)	Vesting Date
1	20% (up to a maximum of )	1st Anniversary of Grant Date
2	20% (up to a maximum of )	2nd Anniversary of Grant Date
3	20% (up to a maximum of )	3rd Anniversary of Grant Date
4	20% (up to a maximum of )	4th Anniversary of Grant Date
5	20% (up to a maximum of )	5th Anniversary of Grant Date

(b) Termination for death or Disability. If at any time during the Performance Period or following the completion of the Performance Period, your employment with the Company is terminated as a result of your death or Disability, your Units shall fully vest immediately upon such termination of employment. For the avoidance of doubt, any Units that become vested in accordance with this subsection (b) during the Performance Period shall not be subject to the forfeiture provisions of Section I(a).

(c) Termination by reason of Retirement following the Performance Period. If at any time following the completion of the Performance Period, your employment with the Company is terminated as a result of your Retirement, your unvested Units shall fully vest immediately upon such termination of employment.

(d) No Acceleration or Vesting Upon Other Terminations. If at any time following the completion of the Performance Period, your employment with the Company is terminated (i) by the Company, or (ii) by you, excluding any termination by reason of your Retirement, death or Disability, your unvested Units shall be automatically forfeited and cancelled in full effective as of such termination of employment.

III. Change in Control following the Performance Period.

(a) In the event of a Change in Control at any time following the completion of the Performance Period, your Units shall vest immediately prior to the effective date of the Change in Control; provided, however, that except as otherwise provided in any change in control or other agreement with the Company, your Units shall not be so vested if and to the extent the Units are, in connection with the Change in Control, either to be assumed by the successor or survivor corporation (or parent thereof) or to be replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent thereof), in each case appropriately adjusted. The determination of comparability of rights shall be made by the Committee, and such determination, to the extent reasonable and made in good faith, shall be final, binding and conclusive. The Committee may make such reasonable determinations and adopt such rules and conditions as it, in good faith, deems appropriate in connection with such acceleration of vesting of your Units, including, but not by way of limitation, provisions to ensure that any such acceleration shall be conditioned upon the consummation of the contemplated Change in Control.

(b) Notwithstanding the foregoing, in the event of a pending or threatened takeover bid or tender offer at any time following the completion of the Performance Period and pursuant to which 10% or more of the outstanding securities of the Company is acquired, whether or not deemed a tender offer under applicable state or Federal laws, or in the event that any person makes any filing under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 with respect to the Company, the Committee may in its sole discretion:

(i) Make the Units fully vested; or

(ii) Make any other reasonable adjustments or amendments to the Units or substitute new units on substantially similar terms.

IV. Timing and Form of Payment.

(a) Unless you elect otherwise, the distribution date (the “Distribution Date”) for your vested Units will be the Vesting Date with respect to such vested Units. Distribution of your vested Units will be made by the Company in shares of Common Stock (on a one-to-one basis) on the Distribution Date with respect to such vested Units. You will only receive distributions in respect of your vested Units and will have no right to distribution of your unvested Units. You may elect (a “Distribution Election”) to (A) defer your Distribution Date with respect to some or all of your vested Units and/or (B) have your vested Units distributed to you in annual installments over a fixed number of years selected by you; provided that each installment payment must be for a minimum of 1,000 shares of Common Stock. You may make up to three Distribution Elections with respect to each Tranche (set forth in Section II(a) above) without the approval of the Committee, provided such Distribution Election is made in a timely manner. Any Distribution Elections with respect to a Tranche in addition to the three provided in the preceding sentence may only be made with the approval of the Committee, in its sole discretion. If you elect to have some or all of your vested Units underlying a Tranche distributed in annual installments, the first installment will be paid on the Distribution Date with respect to such Tranche and subsequent installments will be paid on each of the anniversaries of the Distribution Date with respect to such Tranche during your elected installment period. In order for a Distribution Election to be valid, it must be made at least one year prior to the then-existing Distribution Date with respect to the Units subject to such Distribution Election and the new Distribution Date must be at least one year after the then-existing Distribution Date with respect to such Units. Your Distribution Date with respect to any portion of your Units may not be prior to the Vesting Date for such vested Units. Distribution Elections may only be made by delivering a written election to the Committee in the form attached as Exhibit B hereto.

(b) Accelerated Distributions. At any time prior to the Distribution Date with respect to any or all of your vested Units, you may elect an immediate distribution (the “Accelerated Distribution”) of such vested Units by delivering a written election to the Committee in the form attached as Exhibit B hereto; provided, however, that if you make such election, you will forfeit 10% of the Units that would otherwise be distributed to you pursuant to the Accelerated Distribution.

(c) Hardship Distribution. If you experience an Unforeseen Financial Emergency (as defined below) you may elect to receive immediate distribution of some or all or your vested Units upon such Unforeseen Financial Emergency. Distribution upon an Unforeseen Financial Emergency shall be made no later than thirty (30) days following written notice to the Committee of the Unforeseen Financial Emergency. For purposes of this Agreement, an “Unforeseen Financial Emergency” shall mean an unforeseeable emergency which constitutes a severe financial hardship resulting from any one or more of the following: (i) your or any of your dependent’s (as defined in Section 152(a) of the Code) sudden and unexpected illness or accident, (ii) loss of your property due to casualty; or (iii) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond your control, all as reasonably determined by the Committee in good faith. No distribution shall be made in respect of an Unforeseen Financial Emergency unless such Unforeseen Financial Emergency is not otherwise relievable by liquidation of your assets (to the extent such liquidation does not itself cause an Unforeseen Financial Emergency) or through reimbursement or compensation by insurance or otherwise. Any distribution of your vested Units as a result of an Unforeseen Financial Emergency shall be limited to the amount reasonably necessary to relieve the Unforeseen Financial Emergency (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution).

(d) Distribution Upon Adverse Judgment. Notwithstanding anything to the contrary in this Section IV, your vested Units shall be become immediately distributable to you if (A) the Internal Revenue Service (the “IRS”) successfully challenges, in a court of competent jurisdiction, any deferral election made by you in accordance with subsection (a) with respect to such Units, and (B) as a result of which, you have a taxable event with respect to such Units. Such distribution shall be made no later than thirty (30) days following the final judgment of a court of competent jurisdiction upholding the position of the IRS with respect to the taxation of such Units.

V. Dividend Equivalent Rights. During such time as each Unit remains outstanding and prior to the distribution of such Unit in accordance with Section IV, you will have the right to receive, in cash, with respect to such Unit, the amount of any cash dividend paid on a share of Common Stock (a “Dividend Equivalent Right”). You will have a Dividend Equivalent Right with respect to each Unit that is outstanding on the record date of such dividend. Dividend Equivalent Rights will be paid to you at the same time dividends are paid to stockholders of the Company. Dividend Equivalent Rights will not be paid to you with respect to any Units that are forfeited pursuant to Sections I and II, effective as of the date such Units are forfeited. You will have no Dividend Equivalent Rights as of the record date of any such cash dividend in respect of any Units that have been paid in Common Stock; provided that you are the record holder of such Common Stock on or before such record date.

VI. Transferability. No benefit payable under, or interest in, the Units or this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, your or your beneficiary’s debts, contracts, liabilities or torts; provided, however, nothing in this Section VI shall prevent transfer of your Units by will or by applicable laws of descent and distribution. You may designate a beneficiary to receive distribution of your vested Units upon your death by submitting a written beneficiary designation to the Committee in the form attached hereto as Exhibit B. You may revoke a beneficiary designation by submitting a new beneficiary designation.

VII. Withholding. You will be required to pay in cash or deduction from other compensation payable to you by the Company any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting or payment of Units and the payment of Dividend Equivalent Rights. At your election and in satisfaction of the foregoing requirement, the Company will withhold shares of Common Stock underlying the Units and otherwise issuable in accordance with paragraph 2, in the manner prescribed by, and subject to the limitations of, Section 12 of the Plan, in satisfaction of such withholding obligations.

VIII. No Contract for Employment. This Agreement is not an employment or service contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company, or of the Company to continue your employment or service with the Company.

IX. Notices. Any notices provided for in this Agreement or the Plan, including a Deferral Election, shall be given in writing and shall be deemed effectively given upon receipt if delivered by hand or, in the case of notices delivered by United States mail, five (5) days after deposit in the United States mail, postage prepaid, addressed, as applicable, to the Company or if to you, at such address as is currently maintained in the Company’s records or at such other address as you hereafter designate by written notice to the Company.

X. Plan. This Agreement is subject to all the provisions of the Plan and their provisions are hereby made a part of this Agreement. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

XI. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the Units and supersedes upon its effectiveness all other prior agreements and understandings between the parties with respect to the Units.

XII. Amendment. This Agreement may be amended by the Committee; provided, however that no such amendment shall, without your consent, alter, terminate, impair or adversely affect your rights under this Agreement.

XIII. Governing Law. This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of California, without regard to conflicts of law provisions thereof.

XIV. Tax Consequences. You may be subject to adverse tax consequences as a result of the issuance, vesting and/or distribution of your Units. YOU ARE ENCOURAGED TO CONSULT A TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR UNITS AND SUBSEQUENT DISTRIBUTION OF COMMON STOCK.

Very truly yours,
HEALTH CARE PROPERTY INVESTORS, INC.

By:
Name:
Title:

Accepted and Agreed,

effective as of the date first written above.

By:
Name:

EXHIBIT A

PERFORMANCE GOALS

Funds From Operations Per Share	Aggregate Percentage Forfeited (Number of Units Forfeited)
$ or greater	0% ( )
Equal to or greater than $ but less than $	2% ( )
Equal to or greater than $ but less than $	4% ( )
Equal to or greater than $ but less than $	6% ( )
Equal to or greater than $ but less than $	8% ( )
Equal to or greater than $ but less than $	10% ( )
Equal to or greater than $ but less than $	12% ( )
Equal to or greater than $ but less than $	14% ( )
Equal to or greater than $ but less than $	16% ( )
Equal to or greater than $ but less than $	18% ( )
Equal to or greater than $ but less than $	20% ( )
Equal to or greater than $ but less than $	22% ( )
Equal to or greater than $ but less than $	24% ( )
Equal to or greater than $ but less than $	26% ( )
Equal to or greater than $ but less than $	28% ( )
Equal to or greater than $ but less than $	30% ( )
Equal to or greater than $ but less than $	32% ( )
Equal to or greater than $ but less than $	34% ( )
Equal to or greater than $ but less than $	36% ( )
Equal to or greater than $ but less than $	38% ( )
Equal to or greater than $ but less than $	40% ( )
Equal to or greater than $ but less than $	50% ( )
Equal to or greater than $ but less than $	60% ( )
Equal to or greater than $ but less than $	70% ( )
Equal to or greater than $ but less than $	80% ( )
Equal to or greater than $ but less than $	90% ( )
Equal to or greater than $ but less than $	100% ( )

EXHIBIT B

HEALTH CARE PROPERTY INVESTORS, INC.

2000 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNITS

DISTRIBUTION ELECTION AND BENEFICIARY DESIGNATION FORM

Name:	Social Security No.:

In connection with your award of Performance Restricted Stock Unit on                     ,          under the Health Care Property Investors, Inc. 2000 Stock Incentive Plan, as amended and/or restated from time to time (the “Plan”), you have the option of selecting the timing and form of payment of the shares of Common Stock underlying your vested Units.

Please complete this election form and return it to Edward J. Henning, the Company’s General Counsel and Corporate Secretary.

Deferral of Distribution Date

Unless you elect otherwise, the Distribution Date for your vested Units will be the Vesting Date with respect to such vested Units. You may elect a new Distribution Date with respect to some or all of the Tranches by completing the deferral election grid below. Please note that your new Distribution Date with respect to a Tranche can take any of the following forms:

•	You may elect a date certain for your Distribution Date (e.g., January 1, 2010),

•	You may elect a specific event as your Distribution Date (e.g., termination of employment, age 65, death, etc.), or

•	You may elect a Distribution Date that is the earlier of two dates/events (e.g., the earlier of January 1, 2010, or termination of your employment).

In order for an election to defer the Distribution Date with respect to any of your vested Units to be valid it must be made at least one year prior to the then-existing Distribution Date and the new Distribution Date must be no earlier than at least one year after the then-existing Distribution Date. If your election to defer your Distribution Date is not timely, it will not be valid.

You acknowledge and understand that by electing a new Distribution Date with respect to one or more of the Tranches, you are hereby revoking the then-existing Distribution Date with respect to such Tranche(s). You further acknowledge and agree that the distribution of the shares of Common Stock underlying your Units may coincide with a period during which you are prohibited from selling, disposing or otherwise transferring such shares pursuant to the Company’s Insider Trading Policy, or by law, and therefore, you may not be able to sell, dispose or otherwise transfer such shares to pay any sums required by federal, state or local tax law to be withheld with respect to the issuance of such shares.

Tranche	Number of Units subject to Tranche	Vesting Date	New Distribution Date
1	Maximum of Units
2	Maximum of Units
3	Maximum of Units
4	Maximum of Units
5	Maximum of Units

Form of Payment

Distribution of all of your vested Units underlying a Tranche will be made in shares of Common Stock on the Distribution Date with respect to such Units. For example, all of your vested Units under Tranche 1 will be distributed to you on the Vesting Date with respect to Tranche 1 (unless you elect to defer your Distribution Date as provided above). You may, however, elect to stagger distribution of your vested Units underlying one or more of the Tranches in the form of two or more annual installments. For example, if you elect to stagger distribution of your vested Units underlying Tranche 1 in five equal installments, your vested Units will be distributed to you in five equal payments on the Distribution Date with respect to Tranche 1 and each of the first four anniversaries of the Distribution Date for Tranche 1.

If you elect to stagger distribution of any or all of your vested Units underlying a Tranche, you must elect a number of equal annual installments which will result in a distribution of at least 1,000 shares of Common Stock per installment with respect to such Tranche. Any election to change your form of distribution with respect to any vested Units must be made at least one year prior to the Distribution Date for such Units. If your election is not timely, it will not be valid.

Tranche	Number of Units subject to Tranche	Distribution Date	Number of Installments (number of shares of Common Stock per Installment)
1	Maximum of Units		( )
2	Maximum of Units		( )
3	Maximum of Units		( )
4	Maximum of Units		( )
5	Maximum of Units		( )

Beneficiary Designation

I hereby designate the following individual as beneficiary to receive distribution of my vested Units, if any, in the event of my death. Distribution of such vested Units will be in the form, and on the Distribution Date(s), in effect with respect to such vested Units as of the date of my death.

Beneficiary Information

Name:

(Please print)	Last	First	Middle Initial

Sex:	Relationship to Participant:

Social Security No.:		Date of Birth:

Address:

City:	State:	Zip Code:

Please retain a copy of this Distribution Election Form for your records.

Signature	Date Signed